Exhibit 99.1

STRATEGIC STORAGE TRUST II, INC.

STOCKHOLDER Q&A REGARDING PROPOSED MERGER OF

SMARTSTOP SELF STORAGE, INC. / EXTRA SPACE STORAGE INC.

1.	What is the proposed transaction?

On June 15, 2015, SmartStop Self Storage, Inc. (“SmartStop”) and Extra Space Storage Inc. (“Extra Space”), along with subsidiaries of each of SmartStop and Extra Space, entered into a definitive Agreement and Plan of Merger in which SmartStop will be acquired by Extra Space for $13.75 per share in cash, representing an enterprise value of approximately $1.4 billion.

2.	Who is SmartStop?

SmartStop is the current sponsor of Strategic Storage Trust II, Inc. (the “Company”). Stockholders of the Company will not participate in the merger. See “Who will be the sponsor of the Company after the transaction closes?” below.

3.	Who is Extra Space?

Extra Space is a fully integrated, self-administered and self-managed REIT formed as a Maryland corporation on April 30, 2004, to own, operate, manage, acquire, develop and redevelop professionally managed self storage properties. Extra Space was formed to continue the business of Extra Space Storage LLC and its subsidiaries, which had engaged in the self storage business since 1977. These companies were reorganized after the consummation of Extra Space’s initial public offering and various formation transactions. Extra Space has elected to qualify as a REIT for federal income tax purposes and is listed on the New York Stock Exchange, with the ticker symbol “EXR.” Extra Space owns and/or operates over 1,100 self storage properties.

4.	Why is SmartStop doing this transaction now?

SmartStop’s board of directors believes that the transaction is in the best long-term interests of SmartStop and its stockholders and provides an opportunity for SmartStop’s stockholders to achieve liquidity through what the board of directors believed to be the best alternative after consideration of various strategic alternatives.

5.	Who will be the sponsor of the Company after the transaction closes?

SmartStop Asset Management, LLC (formerly known as Strategic Storage Realty Group, LLC), the owner of the property manager and majority and sole voting member of the advisor of the Company, will be the sponsor of the Company after the closing of the merger. SmartStop Asset Management will be sold at the closing to an entity controlled by H. Michael Schwartz, the Chairman of the Board of Directors, Chief Executive Officer and President of SmartStop and the Chairman of the Board of Directors, Chief Executive Officer and President of the Company. The current executive management team of SmartStop will continue to serve as the executive management team for the new sponsor, SmartStop Asset Management. As of March 31, 2015, the management team had participated in acquisitions of approximately 169 self storage facilities representing approximately 13.2 million rentable square feet. In addition, the management team of the Company will remain the same, as well as the Company’s advisor and property manager.

6.	Who will manage the Company’s self storage properties?

At the closing of the merger, the Company’s property manager will be entering into sub-property management agreements with Extra Space for the management of the Company’s properties.

7.	Will there be any changes to the properties the Company owns?

The properties owned by the Company will be re-branded under the Extra Space name. Extra Space acquired the rights to the “SmartStop® Self Storage” brand in the United States through the merger and will no longer utilize this brand.

8.	Now that an agreement has been signed, what happens next?

The transaction requires the approval of SmartStop’s stockholders, which requires the filing of a proxy statement with the SEC and, potentially, responding to SEC comments. SmartStop is working to prepare a proxy statement relating to the SmartStop stockholder meeting. Due to the uncertainties of the SEC review process, the exact timing of the SmartStop stockholder meeting is not known. However, we expect a SmartStop stockholder meeting to occur in the latter half of 2015 and the merger will close shortly thereafter.

Forward-Looking Statements

Statements about the expected timing, completion and effects of the merger and the transactions contemplated by the Agreement and Plan of Merger, and all other statements in this report and the exhibits furnished or filed herewith, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements.

All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. SmartStop may not be able to complete the proposed transaction on the terms described above or other acceptable terms or at all because of a number of factors, including without limitation, the following: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the Agreement and Plan of Merger, (ii) the failure to obtain the SmartStop stockholder approval or the failure to satisfy the other closing conditions to the merger, (iii) risks related to disruption of management’s attention from SmartStop’s ongoing business operations due to the transaction, and (iv) the effect of the announcement of the merger on the ability of SmartStop to retain and hire key personnel, maintain relationships with its customers and suppliers, and maintain its operating results and business generally.